Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

API TECHNOLOGIES CORP.,

as Borrower,

THE LENDERS PARTY HERETO,

as the Lenders,

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as Agent,

Dated as of February 6, 2013

i

(continued)

(continued)

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v

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule C-1	Commitments
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 5.17	Post-Closing Obligations

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 6, 2013 by and among API TECHNOLOGIES CORP., a Delaware corporation, as borrower (in such capacity, together with its successors and assigns in such capacity, “Borrower”), the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), GUGGENHEIM CORPORATE FUNDING, LLC, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. For purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 5, 6 and 7, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in Dollars of (i) the principal amount of, and interest accrued and unpaid with respect to, the outstanding Term Loan, together with the payment of any premium applicable to the repayment of the Term Loan (including any Prepayment Premium applicable thereto), (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid and (b) the receipt by Agent of cash collateral in Dollars in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Certain Pro Forma Adjustments. With respect to any period during which a Permitted Acquisition or a Permitted Disposition has occurred, or any permanent prepayment of Funded Indebtedness (excluding (i) any prepayment of any revolving credit facility that is not accompanied by an equivalent permanent reduction in corresponding commitments thereto, (ii) any regularly scheduled payments of principal or interest payments with respect to any Indebtedness during such period and (iii) any mandatory prepayments other than those made in connection with a Permitted Disposition) (including, any transaction that is consented to by the Required Lenders, each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 7 and any other calculation of Consolidated EBITDA, Consolidated Net Income, Interest Expense, the Interest Coverage Ratio, Capital Expenditures or the Leverage Ratio in connection with any transaction that is conditioned upon compliance on a pro forma basis with the covenants set forth in Section 7 or any other financial term used in this Agreement, such determinations and calculations shall be calculated with respect to such period after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Subject Transaction or adjustment occurred on the first day of such period and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). If a transaction which is conditioned upon compliance on a pro forma basis with the covenants set forth in Section 7 is consummated prior to the first date on which such covenant is required to be satisfied, the levels required for such first date shall be deemed to apply for determining such compliance on a pro forma basis

2. LOANS AND TERMS OF PAYMENT.

2.1 [Intentionally Omitted].

2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata

Share of the Term Loan Amount. Notwithstanding the fact that the Term Loan may be issued at a discount, all payments and calculations hereunder shall be based on the aggregate Term Loan Amount without giving effect to any such discounts. The principal of the Term Loan shall be repaid on the last day of each fiscal quarter in quarterly installments calculated by multiplying (x) the percentage below entitled “Amortization Percentage” for the relevant fiscal quarter then ended by (y) the original aggregate Term Loan Amount.

Fiscal Quarter Ending	Amortization Percentage
May 31, 2013	1.25%
August 31, 2013	1.25%
November 30, 2013	1.25%
February 28, 2014	1.25%
May 31, 2014	1.25%
August 31, 2014	1.25%
November 30, 2014	1.25%
February 28, 2015	1.875%
May 31, 2015	1.875%
August 31, 2015	1.875%
November 30, 2015	1.875%
Each Fiscal Quarter Ending Thereafter	2.50%

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder. The Term Loan shall originally bear interest as a Base Rate Loan, subject to Borrower’s conversion rights set forth in Section 2.13.

Notwithstanding the foregoing, each Lender shall be given the option to decline to receive the amortization payment due under this Section 2.2 (the amount of such payment, the “Declined Payment” and such declining Lender, a “Declining Payment Lender”). In the event that there are one or more Declining Payment Lenders, the Declined Payment shall be re-offered to each Lender that is not a Declining Payment Lender. After such offer is made and payments are disbursed with respect to such Lenders, any remaining Declined Payment amounts shall be retained by Borrower.

2.3 Making of the Term Loan.

(a) Prior to 10 a.m. on the Closing Date, Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested borrowing of the Term Loan. If Agent has timely notified the Lenders of the borrowing of the Term Loan as provided above, then each Lender shall make the amount of such Lender’s Pro Rata Share of the Term Loan available to Agent in immediately available funds in Dollars, to Agent’s applicable Account, not later than 1:00 p.m. on the Closing Date. After Agent’s receipt of the proceeds of the Term Loan from the Lenders, Agent shall make the proceeds thereof available to the Borrower on the Closing Date by transferring immediately available funds in Dollars equal to such proceeds received by Agent; provided, that, no Lender shall have an obligation to make the Term Loan, if one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the Closing Date unless such condition has been waived.

(b) Unless Agent receives notice from a Lender by 12:00 p.m. on the Closing Date that such Lender will not make available as and when required hereunder to Agent for the account of Borrower, the amount of that Lender’s Pro Rata Share of the Term Loan, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds in Dollars on the Closing Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower, a corresponding amount. If, on the Closing Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower, such amount on the Closing Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the Term Loan available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the Closing Date (in which case, the interest accrued on such Lender’s portion of the Term Loan for the Closing Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower, such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Lender Default Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(b) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Term Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Closing Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the Closing Date, at a rate per annum equal to the interest rate applicable at the time to the Term Loan.

(c) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Term Loan owing to each Lender and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account (for the account of the Lenders) in immediately available funds in Dollars, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Lender Default Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) All principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee or expense relates. Subject to Section 2.4(d), and Section 2.4(e), all payments in respect of Obligations to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Term Priority Collateral securing Obligations received by Agent, shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by Loan Parties or indemnities then due to Agent under the Loan Documents in respect of the Obligations, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the Obligations until paid in full,

(C) third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by Loan Parties or indemnities then due to any of the Lenders under the Loan Documents in respect of the Obligations, until paid in full,

(D) fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the Obligations until paid in full,

(E) fifth, ratably, to pay interest accrued in respect of the Term Loan until paid in full,

(F) sixth, ratably, to pay the principal of the Term Loan until paid in full, and

(G) seventh, to Borrower or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii) For purposes of Section 2.4(b)(i), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(c) [Intentionally Omitted].

(d) Optional Prepayments. Borrower may, upon at least 3 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d) shall be accompanied by the payment of (i) accrued interest to the date of such payment on the amount prepaid and (ii) the applicable Prepayment Premium. Each such prepayment (net of any Prepayment Premium) shall be applied ratably against the remaining installments of principal due on the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e) Mandatory Prepayments.

(i) Upon acceleration of the Obligations for any reason, including but not limited to an Event of Default pursuant to Section 8.4 or Section 8.5, all amounts due hereunder, including any applicable Prepayment Premium, shall be due and payable.

(ii) Subject to the Intercreditor Agreement, within three (3) Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds in an amount greater than $100,000 resulting from any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets in a single transaction or any series of related transactions (including, for the avoidance of doubt, any Net Cash Proceeds from any Sale Leaseback transaction and including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (f) and (i) through (n) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of fixed assets, capital assets or assets similar to the ones being sold, in each case, useful in the business of Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days (or (i) 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation or (ii) an additional 180 days in the case of any replacement, purchase, or construction that is made to a binding contract entered into during the initial 180-day period) after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement, purchase or construction of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f); provided, further, that neither Borrower nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds (unless such Net Cash Proceeds result from casualty losses or condemnations) to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year; provided, further, neither Borrower nor any of its Subsidiaries shall have any reinvestment rights (unless such Net Cash Proceeds result from casualty losses or condemnations) from the Closing Date through the first anniversary of the Closing Date; and provided, further, that if such Net Cash Proceeds result from the sale or disposition of any assets that include ABL Priority Collateral (as such term is defined in the Intercreditor Agreement) pursuant to either clause (p) or clause (q) of the definition of “Permitted Dispositions”, then the mandatory prepayment pursuant to this Section 2.4(e)(ii) shall be in an amount equal to 100% of such Net Cash Proceeds minus the amount of Net Cash Proceeds that are required to be used to prepay Indebtedness under the Revolving Credit Agreement (provided that in no event shall such prepayment of Indebtedness under the Revolving Credit Agreement exceed the amount attributed to such ABL Priority Collateral sold or disposed of as set forth in the Borrowing Base Certificate (as defined in the Revolving Credit Agreement) delivered to the Revolving Agent immediately prior to the receipt of such Net Cash Proceeds). Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Subject to the Intercreditor Agreement, within three (3) Business Days of the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in an amount greater than $100,000, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Indebtedness. Within one Business Day of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) Equity. Within one Business Day of receipt of the Net Cash Proceeds received as a result of the issuance by Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Borrower to (i) any Person that is an equity holder of Borrower prior to such issuance or (ii) a Person who is the holder of Exchangeable Shares of API Nanotronics Sub, Inc. in exchange for such Exchangeable Shares (each of (i) and (ii), a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interests of Borrower so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interest to such Subject Holder, (C) the issuance of Equity Interests of Borrower to directors, officers, consultants and employees of Borrower and its Subsidiaries pursuant to stock option plans (or other incentive plans or other compensation arrangements) approved by the Board of Directors, (D) the issuance of Equity Interests of Borrower in order to finance the purchase consideration (or a portion thereof including (i) the prepayment of any outstanding Indebtedness and (ii) any fees, costs and expenses incurred in connection with such Permitted Acquisition and any related financing thereof) in connection with a Permitted Acquisition, and (E) the issuance of Equity Interests by a Subsidiary of Borrower to its parent or member, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(vi) Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Borrower’s fiscal year ended November 30, 2013 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to (A) the Applicable Excess Cash Flow Percentage of Borrower and its Subsidiaries for such fiscal year, minus (B) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan made by Borrower during such fiscal year (or, any voluntary prepayments made following the last day of such fiscal year and prior to the date of any payment made pursuant to this Section 2.4(e)(vi) (to the extent that such amounts were not deducted in calculating the amount of payments due pursuant to this Section 2.4(e)(vi) in any prior period and will not be deducted in calculating the amount of payments due pursuant to this Section 2.4(e)(vi) in any subsequent period)); provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition; provided, further, that in the case of the fiscal year ended November 30, 2013, Borrower shall only be obligated to prepay the outstanding principal amount of the Obligations in an amount equal to the applicable percentage of the Excess Cash Flow of Borrower and its Subsidiaries for the three fiscal quarter period ending on November 30, 2013.

(f) Application of Payments. In connection with any prepayment pursuant to Section 2.4(d), Section 2.4(e)(i), Section 2.4(e)(ii) (excluding prepayments resulting from casualty losses or condemnations) or Section 2.4(e)(iv), Borrower shall pay (or cause to be paid) the relevant Prepayment Premium applicable to the principal amount repaid. Each such repayment (net of any Prepayment Premium) shall be applied in the manner set forth in Section 2.4(b). Each such prepayment of the Term Loan shall be applied ratably against the remaining installments of principal of the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(g) Lenders’ Option to Decline Proceeds. Notwithstanding the foregoing, each Lender shall be given the option to decline to receive the prepayment proceeds (such proceeds, the “Declined Proceeds” and such declining Lender, a “Declining Proceeds Lender”). If the event that there are one or more Declining Proceeds Lenders, the Declined Proceeds shall be re-offered to each Lender that is not a Declining Proceeds Lender. After such offer is made and payments are disbursed with respect to such Lenders, any remaining Declined Proceeds amounts shall be retained by Borrower.

2.5 Promise to Pay; Promissory Notes.

(a) Borrower agrees to pay the Lender Group Expenses owing by Borrower or any other Loan Party on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent. Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by Borrower in full on the Maturity Date or, if earlier, on the date on which such Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) [Intentionally Omitted].

(c) Any Lender may request that its portion of the Term Loan made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Term Loan evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), the Term Loan shall bear an interest rate as follows:

(i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin.

(b) [Intentionally Omitted].

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (unless waived by the Required Lenders), all Obligations shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.13(a), (i) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent and (ii) all interest payments shall be due on the last Business Day of each month.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Loan Document, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, including resulting in an amount or at a rate that would result in the receipt by the Lenders or the Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada), then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds in Dollars made to Agent’s Account, or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account, on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account, on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Disbursement of Term Loan. Agent is authorized to distribute the Term Loan under this Agreement based upon the Funds Flow Agreement.

2.9 Statements of Obligations. Agent shall make available to Borrower monthly statements regarding the principal amount of the Term Loan, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrower shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Anniversary Fee. On the first anniversary of the Closing Date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, an amount equal to 2.0% of the outstanding principal amount of the Term Loan.

2.11 [Intentionally Omitted].

2.12 [Intentionally Omitted].

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.13(b) below (the “LIBOR Option”) to have interest on all or a portion of the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). The election of the LIBOR Option by Borrower for a permitted portion of the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than, three LIBOR Rate Loans in effect at any given time. Borrower may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in respect to the rate or basis of imposition of) income, franchise or branch profits tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii) In the event (A) that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the applicable LIBOR Rate or (B)(1) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of a requested LIBOR Rate Loan,

(2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (3) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect their LIBOR Option with respect to such Lender (but shall otherwise continue to be entitled to make such election for the Term Loan of any other Lenders) until such Lender determines that it would no longer be unlawful or impractical to do so.

2.14 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or their respective Borrower bank holding companies with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding companies’ capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding companies could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender, as the case may be, may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agree to pay such Lender, as the case may be, on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender, as the case may be, may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.13(d)(i) or amounts under Section 2.14(a) or sends a notice under Section 2.13(d)(ii) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(d)(i) or Section 2.14(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(d)(i) or Section 2.14(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.13(d)(i) or Section 2.14(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(d)(i) or Section 2.14(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be “a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to a “Lender” for purposes of this Agreement.

(c) Borrower shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, or (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, in each case of clauses (i) through (ii), as a result of any payment being made by Borrower in a currency other than that originally extended to such Borrower. A certificate of Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.

(d) Notwithstanding anything herein to the contrary, the (i) issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.13 and 2.14 and the protection of Sections 2.13 and 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.14 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Making of the Term Loan. The obligation of each Lender to make the Term Loan is subject to the fulfillment, of the following:

(a) the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent);

(b) the representations and warranties of Borrower, and/or each of its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct on and as Closing Date; and

(c) no Default or Event of Default shall have occurred and be continuing on Closing Date, nor shall either result from the making of the Term Loan.

3.2 Conditions Precedent to any Conversion or Continuation. In addition to the requirements of Section 2.13 above, the obligation of each Lender convert a Base Rate Loan into a LIBOR Rate Loan or to continue any LIBOR Rate Loan is subject to:

(a) the representations and warranties of Borrower and/or each of its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such conversion or continuation, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such conversion or continuation, nor shall either result from the making thereof.

3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the earlier of (a) the Maturity Date and (b) the date on which this Agreement is terminated in accordance with the terms hereof.

3.4 Effect of Maturity. On the Maturity Date and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the

Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrower. Borrower has the option, at any time upon five Business Days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full (including any Prepayment Premium then due). The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or equity financing or other transactions if the closing for such issuance, incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized or incorporated and existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) to the Disclosure Letter is a complete and accurate description, as of the Closing Date, of the authorized Equity Interests of Borrower, by class, and, a description of the number of shares of each such class that are issued and outstanding. As of the Closing Date, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests except as set forth on Schedule 4.1(b) to the Disclosure Letter.

(c) Set forth on Schedule 4.1(c) to the Disclosure Letter, as of the Closing Date, is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and (except for Borrower) the record and beneficial owners of such Equity Interests. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and to the extent relating to a corporation organized under the laws of the United States, non-assessable.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not (i) violate in any material respect any provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect or filings with the SEC to be made within the applicable statutory period and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the U.S. Security Agreement or the Canadian Security Agreement, as applicable, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as expressly permitted under the applicable Security Agreement, respectively, and subject only to the filing of financing statements (including PPSA filings), the recordation of the Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, as applicable, the recordation of Mortgages and the making or procuring of the necessary registrations, filings, endorsements, notarizations, stampings or notifications (and, in each case, any other applicable foreign equivalent of the foregoing, in each case, in the appropriate filing offices), to the extent that perfection can be accomplished by the taking of such actions, and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) to the Disclosure Letter sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 Financial Statements; Financial Condition; No Material Adverse Effect.

(a) Borrower has heretofore furnished to the Lenders (i) GAAP audited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the 2011 fiscal year, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for (A) each subsequent fiscal quarter ended 45 days before the Closing Date and (B) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 30 days before the Closing Date and, in each case, certified by the chief financial officer of Borrower. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Borrower and its Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b) Except as fully disclosed in the balance sheets delivered pursuant to 4.8(a), there were as of the Closing Date no liabilities or obligations with respect to Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are material to the Loan Parties taken as a whole. As of the Closing Date, Borrower does not know of any reasonable basis for the assertion against any Loan Party of any liability or obligation of any nature that is not fully disclosed (including, without limitation, as to the amount thereof) in the balance sheets delivered pursuant to Section 4.8(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Loan Parties taken as a whole.

(c) Since August 31, 2012 no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9 Solvency.

(a) Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(b) Borrower is Solvent.

(c) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan. Neither Borrower nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme

(both terms as defined in the Pensions Schemes Act 1993). Neither Borrower nor any of its Subsidiaries (is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer. No Loan Party and none of their Subsidiaries has been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

4.11 Environmental Condition. Except as set forth on Schedule 4.11 to the Disclosure Letter, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ real properties has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators for the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, which violation could reasonably be expected to result in Borrower or any of its Subsidiaries incurring material Environmental Liabilities, (b) no Loan Party nor any of its Subsidiaries has received written notice an Environmental Lien has attached to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (c) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered and on the Closing Date, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent and as of the Closing Date (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding anything to the contrary in this Section 4.13, the provisions of this Section shall apply to the Canadian Guarantors only to the extent it does not violate the Foreign Extraterritorial Measures Act or any other mandatory requirement of Canadian law.

4.14 Indebtedness. Set forth on Schedule 4.14 to the Disclosure Letter is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes. Except as otherwise permitted under Section 5.5 or as set forth on Schedule 4.15 to the Disclosure Letter, all federal and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all federal and other material taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all federal and other material taxes not yet due and payable. Borrower does not know of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock in violation of Regulation T, U or X of the Board of Governors or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened in writing against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of Borrower, threatened in writing against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement in each case that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 [Intentionally Omitted].

4.21 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them except where any such default could not reasonably be expected to result in a Material Adverse Effect.

4.22 [Intentionally Omitted].

4.23 [Intentionally Omitted].

4.24 [Intentionally Omitted].

4.25 [Intentionally Omitted].

4.26 [Intentionally Omitted].

4.27 Location of Chief Executive Office. Borrower will, and will cause each of the other Loan Parties to, keep their chief executive offices only at the locations identified on Schedule 4.27 to the Disclosure Letter; provided, that Borrower may amend Schedule 4.27 to the Disclosure Letter so long as such chief executive office is relocated to a new location within the applicable Loan Party’s current national jurisdiction and Agent is notified of such relocation in writing not later than the date on which such relocation occurs.

4.28 Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity other than the maintenance of its existence and any action taken to liquidate or wind up its business.

4.29 Material Contracts. Set forth on Schedule 4.29 to the Disclosure Letter(as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrower provided the Compliance Certificate pursuant to Section 5.1; provided, however, that Schedule 4.29 to the Disclosure Letter shall be deemed amended to any add additional Material Contracts that are named in the first Compliance Certificate provided by Borrower to Agent following entry into such additional Material Contracts or otherwise notified in writing by Borrower to Agent prior to the delivery of such Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.30 Canadian Pension Plans. Neither Borrower nor any of its Subsidiaries maintains or contributed to any Canadian Pension Plans.

4.31 Retirement Benefits. Borrower and its Subsidiaries do not, and have not ever, sponsored, administered, participated in or contributed to a retirement or pension arrangement that provides defined benefits to employees or former employees of Borrower or any of its Subsidiaries.

5. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no consolidated Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2 [Intentionally Omitted].

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals the loss of which could reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5 Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6 Insurance. Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, Federal Insurance Company and Royal & Sun Alliance are each acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $1,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Subject to any restrictions imposed by the DSS or any other Governmental Authority, Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect, under guidance of officers of Borrower or such Subsidiary, any of the properties of Borrower or such Subsidiary any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.

5.8 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Borrower will, and will cause each of its Subsidiaries to,

(a) Keep any property owned by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens other than those with respect to Environmental Liabilities that are the subject of a Permitted Protest,

(b) Comply with Environmental Laws, except where such noncompliance would not reasonably be expected to result individually or in the aggregate in a material Environmental Liability, and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity as required pursuant to any applicable

Environmental Law from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required by a Governmental Authority or applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within five Business Days of its written receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the Real Property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority to Borrower or its Subsidiaries arising under Environmental Law that, in the case of either (ii) or (iii) above, could reasonably be expected to result in Borrower or any Subsidiary incurring, individually or in the aggregate, material Environmental Liabilities or otherwise materially impairing the value or transferability of any Real Property owned by or operated by Borrower or any of its Subsidiaries. The matters disclosed on Schedule 4.11 to the Disclosure Letter shall be deemed exceptions to this Section 5.9.

5.10 Disclosure Updates. Borrower will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. Borrower will, at the time that any U.S. Loan Party forms any direct or indirect wholly-owned Domestic Subsidiary or Canadian Subsidiary or acquires any direct or indirect wholly-owned Domestic Subsidiary or Canadian Subsidiary after the Closing Date (other than any Immaterial Subsidiary), within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the applicable Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the applicable Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC or a Subsidiary of a CFC if the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby; provided, however, that this exception shall not apply to any Canadian Subsidiary (other than an Immaterial Subsidiary), each of which shall join the Canadian Security Agreement and have all of its Equity Interest pledged to the extent owned by either a U.S. Loan Party or a Canadian Guarantor, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the applicable Security Agreement, or equivalent security in the relevant jurisdiction) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent, to secure the Obligations of such Loan Party; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged with respect to the Obligations; provided, further, that such pledge agreements, certificates and powers or financing statements shall not be required if the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary) provided, however, that this exception shall not apply to any Canadian Subsidiary (other than an Immaterial Subsidiary), each of which shall join the Canadian Security Agreement and have all of its Equity Interests pledged to the extent owned by either a U.S. Loan Party or a Canadian Guarantor, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12 Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to provide security for an Obligation from any Subsidiary of Borrower that is a CFC or a Subsidiary of a CFC if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby; provided, however, that this exception shall not apply to any Canadian Subsidiary, each of which shall enter join the Canadian Security Agreement and have all of its Equity Interest pledged to the extent owned by either a US Loan Party or a Canadian Guarantor. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs and their Subsidiaries).

5.13 Lender Meetings. Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Subsidiaries and the projections presented for the current fiscal year of Borrower.

5.14 [Intentionally Omitted].

5.15 [Intentionally Omitted].

5.16 Material Contracts. Contemporaneously with the delivery of each quarterly Compliance Certificate pursuant to Section 5.1, Borrower will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.

5.17 Post-Closing Obligations. Borrower and its Subsidiaries shall deliver each of the items referenced on Schedule 5.17 hereto within the time periods allotted therein (including any extensions granted thereunder).

6. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations:

6.1 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,

(a) Other than in order to consummate a Permitted Acquisition, consummate any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between or among Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger or amalgamation between or among Subsidiaries of Borrower that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its Wholly-Owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent, in which case the assets of such liquidating or dissolving Subsidiary must be transferred to Borrower or a Subsidiary of Borrower the Equity Interests of which are subject to a Lien in favor of Agent), or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5 Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 to the Disclosure Letter or acquire any properties or assets that are not reasonably related or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower or its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6 Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and Permitted RF2M UK Intercompany Loans, and (C) prepayments of Indebtedness in connection with the sale, transfer or other disposition of the Equity Interests of, or all or substantially all of the assets of (or any division or line of business of), a Subsidiary in a Permitted Disposition; provided, that the principal aggregate amount of all Indebtedness prepaid pursuant to this clause (C) shall not exceed $3,000,000, or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) (A) except as permitted by the Intercreditor Agreement, the Revolving Credit Agreement or (B) any other agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness other than (x) the Obligations in accordance with this Agreement, (y) Permitted Intercompany Advances, and (z) Permitted Indebtedness to the extent that such amendment, modification or change does not affect the status of such Indebtedness as Permitted Indebtedness and is not materially adverse to the Lenders;

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; or

(iii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.7 Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Borrower may (i) make distributions to former employees, officers, or directors of Borrower or any Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing) on account of repurchases or redemptions of Equity Interests of Borrower held by such Persons or (ii) make payments in respect of other purchases or repurchases of the Equity Interests of Borrower or any Subsidiary of Borrower, provided, that the aggregate amount of such redemptions, purchases or repurchases made by Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (q) of the definition of Permitted Indebtedness, does not exceed $2,500,000 in the aggregate,

(b) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other compensation benefit plans, including the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans; provided that such redemption is in accordance with the terms of such stockholder rights plans; provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (b) shall not exceed $1,000,000 in the aggregate;

(c) Borrower may (i) declare and pay dividends payable solely in additional shares of Series A Mandatorily Redeemable Preferred Stock pursuant to the terms of the Series A Mandatorily Redeemable Preferred Stock or (ii) accrue or pay in kind dividends with respect to the Series A Mandatorily Redeemable Preferred Stock so long as no cash payment is made in respect thereof, and

(d) Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the conversion of its preferred stock that constitutes Qualified Equity Interests into common stock (including without limitation the conversion of Series A Mandatorily Redeemable Preferred Stock into common stock) in an aggregate amount not to exceed $1,000,000.

6.8 Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments. Notwithstanding anything contained in this Agreement to the contrary, except for Permitted Intercompany Advances, Permitted Investments described in clause (e) of the definition thereof and transactions consummated in accordance with the requirements of Section 6.10(a).

6.10 Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower, Borrower or any of their respective Subsidiaries except for :

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(c) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d) transactions permitted by Section 6.1, Section 6.3, Section 6.7 or Section 6.9; and

(e) customary fees, indemnities and reimbursements may be paid to non-officer directors of Borrower and its Subsidiaries.

6.11 Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of the Term Loan for any purpose other than (a) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and the other Indebtedness contemplated to be repaid on the Closing Date and (b) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement. No part of the proceeds of the Term Loan will be used to purchase or carry any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

6.12 Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Borrower, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Borrower and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of Borrower which are newly created or acquired in accordance with the terms of this Agreement and (v) Subsidiaries that are not directly or indirectly wholly-owned by Borrower may issue Equity Interests. Notwithstanding anything herein to the contrary, API Nanotronics Sub, Inc. may issue Equity Interests in accordance with the Plan of Arrangement undertaken pursuant to that certain Combination Agreement dated as of May 5, 2006, by and among Borrower f/k/a Rubincon Ventures Inc., API Electronics Group Corp., and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and Exchangeable Shares of API Nanotronics Sub, Inc. are exchangeable for Equity Interests of Borrower pursuant to (A) the Support Agreement dated November 6, 2006 between Borrower f/k/a API Nanotronics Corp. and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and (B) the Voting and Exchange Trust Agreement dated November 6, 2006 among Borrower f/k/a API Nanotronics Corp., API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and Equity Transfer & Trust Company.

6.13 [Intentionally Omitted].

6.14 Immaterial Subsidiaries. Borrower will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity other than the maintenance of its existence and any actions taken to liquidate or wind up the business of such Immaterial Subsidiary.

6.15 Canadian Pension Plans. None of the Canadian Subsidiaries shall establish or commence contributing to or otherwise participate in any Canadian Pension Plans.

7. FINANCIAL COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will:

(a) Interest Coverage Ratio. Have an Interest Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.50:1.00	For the one quarter period ending on February 28, 2013
1.70:1.00	For the two quarter period ending on May 31, 2013
1.90:1.00	For the three quarter period ending on August 31, 2013
1.90:1.00	For the Test Period ending on November 30, 2013
2.10.1.00	For the Test Period ending on February 28, 2014
2.10.1.00	For the Test Period ending on May 31, 2014
2.20.1.00	For the Test Period ending on August 31, 2014
2.50.1.00	For the Test Period ending on November 30, 2014
2.60.1.00	For the Test Period ending on February 28, 2015
2.70.1.00	For the Test Period ending on May 31, 2015
2.75.1.00	For the Test Period ending on August 31, 2015
2.75.1.00	For the Test Period ending on November 30, 2015
2.90:1.00	For the Test Period ending on February 29, 2016
2.90:1.00	For the Test Period ending on May 31, 2016
3.00:1.00	For the Test Period ending on August 31, 2016
3.20:1.00	For the Test Period ending on November 30, 2016
3.30:1.00	For the Test Period ending on February 28, 2017
3.40:1.00	For the Test Period ending on May 31, 2017
3.50:1.00	For the Test Period ending on August 31, 2017
3.50:1.00	For the Test Period ending on November 30, 2017
3.75:1.00	For the Test Period ending on February 28, 2018

(b) Capital Expenditures. Make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) in any fiscal year in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable period:

Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2017
$4,000,000	$4,000,000	$4,000,000	$4,000,000	$4,000,000

provided, that if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) 50% of the amount set forth in the above table for the next succeeding fiscal year (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

(c) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Test Period Ending
5.65:1.00	February 28, 2013
5.65:1.00	May 31, 2013
5.50:1.00	August 31, 2013
5.50:1.00	November 30, 2013
4.10:1.00	February 28, 2014
4.00:1.00	May 31, 2014
3.85:1.00	August 31, 2014
3.85:1.00	November 30, 2014
3.75:1.00	February 28, 2015
3.75:1.00	May 31, 2015

3.50:1.00	August 31, 2015
3.50:1.00	November 30, 2015
3.25:1.00	February 29, 2016
3.25:1.00	May 31, 2016
3.15:1.00	August 31, 2016
3.15:1.00	November 30, 2016
3.05:1.00	February 28, 2017
3.00:1.00	May 31, 2017
2.80:1.00	August 31, 2017
2.80:1.00	November 30, 2017
2.70:1.00	February 28, 2018

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrower fails to pay when due and payable, or when declared due and payable pursuant to Section 9.1, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, or (b) all or any portion of the principal of the Term Loan;

8.2 Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.13, 5.14, 5.15, or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the U.S. Security Agreement or (v) Section 7 of the Canadian Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.11, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money in an aggregate amount of $3,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries or any Loan Party or any of its Subsidiaries shall (i) apply or file for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, sequestrator, administrator, monitor, custodian, trustee, liquidator or any other Person with similar powers or fiduciary of itself or of all or a substantial part of its property, or (ii) make a general assignment for the benefit of creditors;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, (e) an order for relief shall have been issued or entered therein, or (f) if any Loan Party or any of its Subsidiaries (i) be issued or enforced upon or against all of the Collateral, or any substantial part of the Collateral a distress, warrant, garnishment, attachment, sequestration, execution, levy, writ, or any other similar process or any third party demand issued by any Governmental Authority, administrative body or taxation authority or any other seizure is made by any such authorities on any part of the Collateral; (ii) be declared or be adjudicated a bankrupt or insolvent, (iii) be issued any notice of intention to enforce against the Collateral or any part thereof nor suffer the enforcement against same by any holder of any security, interest, mortgage, lien, charge, claim or any other encumbrance, (iv) be wound up, dissolved or liquidated under any Applicable law or otherwise, or become subject to the Winding-up and Restructuring Act (Canada) or have its existence terminated or pass any resolution in connection with the foregoing, or (iv) has any third party demand issued by the Crown, Governmental Authority, administrative body or any taxation authority, or any of the Collateral, or any other seizure is made by any such authorities on any part of the Collateral;

8.6 Default Under Other Agreements. If there is (A) an “Event of Default” under the Revolving Credit Agreement (and as defined therein) or (B) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in a Security Agreement is limited or terminated by operation of law or by such Guarantor (other than as permitted by or in accordance with the terms of this Agreement);

8.9 Security Documents. If any Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases or subject to the Intercreditor Agreement, the Liens of the ABL Agent, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000 or (c) as the result of an action or failure to act on the part of Agent;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11 Change of Control. A Change of Control shall occur.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loan and all other Obligations, whether evidenced by this Agreement (including, without limitation, the Prepayment Premium) or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5 in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loan and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

If the Obligations are accelerated for any reason, including because of default, sale, or encumbrance (including that by operation of law or otherwise), the Prepayment Premium and any unamortized discount on Term Loans will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium and unamortized discount on the Term Loan payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium and any unamortized discount on the Term Loan shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY UNAMORTIZED DISCOUNT ON THE TERM LOAN IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower expressly agrees that: (A) the Prepayment Premium and any discount on the Term Loan provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium and any unamortized discount on the Term Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and any unamortized discount on the Term Loan; and

(D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium and any unamortized discount on the Term Loans to Lenders as herein described is a material inducement to Lenders to make the Term Loan.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it. No failure to exercise, nor any delay in exercising, on the part of Agent or any member of the Lender Group, any right or remedy under the Loan Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code or the PPSA, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and out-of-pocket expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Guggenheim) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan

Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of the Term Loan, or the use of the proceeds of the Term Loan (irrespective of whether any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Borrower, a Lender, any other Loan Party or any of their respective Affiliates)), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	4705 S. Apopka Vineland Road, Suite 210
Orlando, Florida 32819
Attn: Brian R. Kahn, Chairman
Fax No. (208) 728-8007

with copies to:	WILSON, SONSINI GOODRICH & ROSATI, P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105
Attn: John Mao, Esq.
Fax No.: (650) 493-6811

If to Agent:	GUGGENHEIM CORPORATE FUNDING, LLC
135 East 57th Street, 6th Fl
New York, New York 10022
Attn: Legal Department
Fax No.: (212) 389-8107

with copies to:	WEIL GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Urquhart, Esq.
Fax No.: (212) 310-8007

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT OR ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT

OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided, further, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(B) Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,

(B) no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity, unless, in the case of a Sponsor Affiliated Entity, such assignment is made with the consent of Agent in its sole discretion,

(C) the amount of the Term Loan and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Term Loan Exposure arising therefrom. The Term Loan Exposure allocated to each Assignee shall reduce such Term Loan Exposure of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly permitted herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) notwithstanding anything to the contrary herein, including Section 16, all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the

Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered

Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees, Prepayment Premiums or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens (except as provided in the Intercreditor Agreement),

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b) or Section 2.4(e) or (f), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Sponsor Affiliated Entities;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;

(c) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof. If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of the Term Loan.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Guggenheim as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Guggenheim and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Guggenheim were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Guggenheim or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Guggenheim in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness or, subject to the Intercreditor, the obligations of Borrower and its subsidiaries under the Revolving Credit Agreement.

(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or any similar provisions of the PPSA or the STA can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Reports and Information. By becoming a party to this Agreement, each Lender:

(a) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender and (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES

16.1 Withholding Taxes.

(a) Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, subject to Section 13.1(e), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1(a). If any Indemnified Taxes are levied or imposed (whether by deduction or withholding or imposition on recipient), subject to Section 13.1(e), Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1(a) after withholding or deduction or other payment for or on account of any Indemnified Taxes, will not be less than the amount provided for herein if no Indemnified Taxes have been imposed or levied; provided, that Borrower shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s or Participant’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts or other reasonable documentation evidencing such payment by Borrower. Borrower agrees, subject to Section 13.1(e), to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(b) Exemptions.

(i) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(A) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(B) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(C) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(D) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(E) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(ii) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iii) If a payment made to a Lender or a Participant under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Participant fails to comply with the applicable reporting requirements of FATCA (contained in Section 1471(b) or 1472(b) of the IRC), such Lender or Participant shall deliver promptly to Borrower and Agent, at the time or times prescribed by applicable law, documentation prescribed by applicable law or reasonably requested by Borrower or Agent (as applicable) sufficient for Borrower or Agent (as applicable) to comply with its obligations under FATCA and to determine that such Lender or Participant has complied with such applicable reporting requirements or to determine the amount to deduct or withhold from such payment. Borrower shall not be required to pay additional amounts to any Lender or Participant pursuant to this Section 16.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender or Participant to comply with this paragraph or Section 16.1(b)(iv). For purposes of this clause (iii), FATCA shall include any amendments to FATCA made after the date of this Agreement.

(iv) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.1(b)(iv) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(v) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.1(b)(i) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.1(b)(i), if applicable. Subject to Section 13.1(e), Borrower agrees that each Participant shall be entitled to the benefits of this Section 16.1 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this Section 16.1 with respect thereto.

(c) Reductions.

(i) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.1(b)(i) or 16.2(b)(iii) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(ii) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16.1, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(d) Refunds. If Agent or a Lender or Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes with respect to which Borrower have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender or such Participant and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender or such Participant, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender or such Participant hereunder) to Agent or such Lender or such Participant in the event Agent or such Lender or such Participant is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.1 shall not be construed to require Agent or any Lender or any Participant to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

(e) Survival. The obligations of Borrower under this Section 16.1 shall survive the termination of this Agreement and the payment in full of the Obligations hereunder, including, but not limited to, payment in full of the Term Loan.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 [Intentionally Omitted].

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials so long as such information is otherwise publicly available and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, the Term Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of Borrower and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	API TECHNOLOGIES CORP. a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

GUGGENHEIM CORPORATE FUNDING, LLC, as Agent

By:	/s/ William Hagner
Name:	William Hagner
Its Authorized Signatory

NZC GUGGENHEIM FUND LLC, as a Lender

By:	Guggenheim Partners Investment Management, LLC, as Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER, LLC, as a Lender

By:	Guggenheim Partners Investment Management, LLC, as Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Katherine L. Stewart
Name:	Katherine L. Stewart
Title:	Authorized Signatory

TENNENBAUM OPPORTUNITIES PARTNERS V, LP, as a Lender

By:	Tennenbaum Capital Partners, its Investment Manager

By:	/s/ David Hollander
Name:	David Hollander
Title:	Managing Partner

TENNENBAUM OPPORTUNITIES FUND VI, LLC, as a Lender

By:	Tennenbaum Capital Partners, its Investment Manager

By:	/s/ David Hollander
Name:	David Hollander
Title:	Managing Partner

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                         between                             (“Assignor”) and                             (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loan assigned hereunder, as reflected on Assignor’s books and records; and (e) represents and warrants that the assignment hereunder is made in compliance with Sections 13.1(a)(ii)(I) and (J) of the Credit Agreement.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By
Name:
Title:

ACCEPTED THIS             DAY OF             :

GUGGENHEIM CORPORATE FUNDING, LLC , as Agent

By
Name:
Title:

CONSENTED TO AS OF THIS             DAY OF             :1

API TECHNOLOGIES CORP., a Delaware corporation, as Borrower

By
Name:
Title:

[1]	To be included to the extent Borrower’s consent is required pursuant to Section 13.1 of the Credit Agreement.

[Exhibit A-1 Form of Assignment and Acceptance]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: API Technologies Corp. (“Borrower”).

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Guggenheim Corporate Funding, LLC (“Guggenheim”), in its separate capacities as administrative agent for each member of the Lender Group (as defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “Agent”).

3. Date of Assignment Agreement:

4. Assigned Amounts:

Term Loan	$

5. Settlement Date:

6. Purchase Price	$

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Guggenheim Corporate Funding, LLC
135	East 57th Street, 6th Fl
New	York, New York 10022
Attn:	Legal Department

Re:	Compliance Certificate dated , 20

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among API Technologies Corp., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Guggenheim Corporate Funding, LLC (“Guggenheim”), in its separate capacities as agent for each member of the Lender Group (as defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “Agent”).

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower, in his/her capacity as an officer of Borrower and not in any individual capacity, hereby certifies as of the date hereof that:

1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. As of the date hereof, Borrower and its Subsidiaries are in compliance with the covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 3 hereof.

6. The calculations to arrive at EBITDA, the Interest Coverage Ratio, Leverage Ratio and the amount of Capital Expenditures for the current fiscal year, and the results of performing such calculations, are set forth on Schedule 4 attached hereto.

[7. Attached hereto as Annex 1 is a true and complete copy of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.]1

[1]	To be included with each Compliance Certificate delivered for a month that is at the end of one of Parent’s fiscal quarters.

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned, in his/her capacity as an officer of Borrower and not in any individual capacity, as of the day and year first above written.

API TECHNOLOGIES CORP.,
a Delaware corporation, as Borrower

By:
Name:
Title:

[Exhibit C-1 Form of Compliance Certificate]

EXHIBIT L-1

FORM OF LIBOR NOTICE

Guggenheim Corporate Funding, LLC, as Agent

under the below referenced Credit Agreement

135 East 57th Street, 6th Fl

New York, New York 10022

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among API Technologies Corp., a Delaware corporation, as borrower (“Term Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Guggenheim Corporate Funding, LLC (“Guggenheim”), in its separate capacity as agent for each member of the Lender Group (as defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “Agent”).

This LIBOR Notice represents the Borrower’s request to elect the LIBOR Option with respect to a portion of the outstanding Term Loan in the amount of $            (the “LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Loan will have an Interest Period of 1, 2, 3, 6, 9 or 121 month(s) commencing on                             .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Borrower or its Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any

[1]	Note that for an Interest Period election of 6, 9 or 12 months, all Lenders must agree to such Interest Period.

representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

API TECHNOLOGIES CORP.,
a Delaware Corporation, as Borrower

By
Name:
Title:

Acknowledged by:

GUGGENHEIM CORPORATE FUNDING, LLC, as Agent

By:
Name:
Title:

[Exhibit L-1 Form of LIBOR Notice]

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Dated as of February 6, 2013

Reference is hereby made to (A) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL Credit Agreement”) by and among API Technologies Corp., as parent and borrower (“Parent”), the subsidiaries of Parent party thereto as “Borrowers” (collectively with Parent, “ABL Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “ABL Lender”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its separate capacities as administrative agent for each member of the Lender Group (as defined in the ABL Credit Agreement) and the Bank Product Providers (as defined in the ABL Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “ABL Agent”) and as English law security trustee (“UK Security Trustee”), (ii) the US Security Agreement (as defined in the ABL Credit Agreement), (iii) the UK Security Agreement (as defined in the ABL Credit Agreement) and (iv) the Canadian Security Agreement (as defined in the ABL Credit Agreement) and (B) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”) by and among Parent as Borrower (“Term Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Term Lender”), and Guggenheim Corporate Funding, LLC, in its separate capacities as administrative agent for each member of the Lender Group (as defined in the Term Loan Agreement) (in such capacity, together with its successors and assigns in such capacity, “Term Loan Agent”), (ii) the U.S. Security Agreement (as defined in the Term Loan Agreement) and (iii) the Canadian Security Agreement (as defined in the Term Loan Agreement). The documents referred to in clauses (A) (ii) through (iv) and (B) (ii) through (iii) are collectively referred to herein as the “Security Agreements”. The ABL Agent and the Term Loan Agent are referred to herein collectively as the “Agents” and each as an “Agent”. The term “Loan Party” and “Loan Parties” as used herein shall include all “Loan Parties” under the ABL Credit Agreement and all “Loan Parties” under the Term Loan Agreement; it being understood and agreed that no entity organized in the United Kingdom shall constitute a Loan Party under the Term Loan Agreement.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the ABL Credit Agreement or the Term Loan Agreement, as applicable. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the ABL Credit Agreement or the Term Loan Agreement, as applicable; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

The undersigned, an authorized officer of each Loan Party, having the title specified below his or her name, hereby certifies (in his/her capacity as an authorized officer of such Loan Party and not in his/her individual capacity) to each Agent and each of the other members of the Lender Group (as such term is defined in both the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers as follows as of the date hereof:

1. Names.

(a) The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party (or, in the case of a Loan Party organized in a jurisdiction outside the United States, the equivalent thereof in the applicable jurisdiction) and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states, provinces or territories, as applicable, listed on Schedule 1(a) where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(b) Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3. Real Property.

(a) Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the applicable Security Agreement) of each Loan Party, (ii) common names and addresses of each parcel of Real Property and (iii) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents where the failure to obtain such consent could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).

4. Extraordinary Transactions. Except for those purchases, mergers, amalgamations, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from (a) the Uniform Commercial Code, Personal Property Security Act (“PPSA”), the Companies House or equivalent foreign filing offices (i) in each jurisdiction of formation (or, in the case of business entities organized under the laws of a jurisdiction in Canada, each jurisdiction where a business entity carries on business or owns assets) identified in Section 1(a) and in each location identified Section 2 with respect to each legal name set forth in Section 1 and (ii) in each

2

jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule 1(c) or Schedule 4 with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any assets and (b) each filing office in each real estate recording office identified on Schedule 3(a) for any Real Property Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to Agent.

6. UCC / PPSA Filings and Other Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the applicable Security Agreement or the Real Property, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral (as defined in the Security Agreements) granted, assigned or pledged to Agent or the UK Security Trustee pursuant to any Security Agreement or any other Loan Document. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted, assigned or pledged to Agent or the UK Security Trustee pursuant to the Loan Documents.

8. Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party (other than Parent) and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Parent and its Subsidiaries.

10. Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of the date hereof having an aggregate value or face amount in excess of $500,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

11. Intellectual Property.

(a) Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the applicable Security Agreements) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 11(a) provides a complete and correct list of all Patents (as defined in the applicable Security Agreements) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Security Agreements) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

3

(b) Schedule 11(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the applicable Security Agreements) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the applicable Security Agreements) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

(c) Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office, UK Intellectual Property Office or Canadian Intellectual Property Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the Trademarks, Patents, Copyrights and Intellectual Property Licenses set forth on Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreements, Trademark Security Agreements, the Copyright Security Agreements and Security Agreements, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $500,000 held by each Loan Party, including a brief description thereof.

13. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (as defined in the applicable Security Agreements) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $500,000.

15. Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes No
Vessels, boats or ships:	Yes No
Railroad rolling stock:	Yes No

If the answer is yes to any of these other types of assets, please describe on Schedule 15.

[The Remainder of this Page has been intentionally left blank]

4

IN WITNESS WHEREOF, the undersigned have executed and delivered this Perfection Certificate as of the date first above written.

LOAN PARTIES:	API TECHNOLOGIES CORP., a Delaware corporation

By:
Name:
Title:

SENDEC CORP.,
a New York Corporation

By:
Name:
Title:

CMT FILTERS, INC.,
a Delaware corporation

By:
Name:
Title:

SPECTRUM CONTROL INC.,
a Pennsylvania corporation

By:
Name:
Title:

SPECTRUM CONTROL TECHNOLOGY, INC.,
a Delaware corporation

By:
Name:
Title:

SPECTRUM SEI MICROWAVE, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

SPECTRUM SENSORS AND CONTROLS, INC.,
a California corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC.,
an Ohio corporation

By:
Name:
Title:

SPECTRUM FSY MICROWAVE, INC.,
a Maryland corporation

By:
Name:
Title:

SPECTRUM MICROWAVE, INC.,
a Delaware corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC.,
a Pennsylvania corporation

By:
Name:
Title:

API PASSIVE COMPONENTS INC.,
a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

API SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

API CRYPTEK INC.,
a Delaware corporation

By:
Name:
Title:

API DEFENSE, INC.,
a Delaware corporation

By:
Name:
Title:

API DEFENSE USA, INC.,
a Delaware corporation

By:
Name:
Title:

API NANOFABRICATION AND RESEARCH CORPORATION,
a Delaware corporation

By:
Name:
Title:

EMCON USA, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

NATIONAL HYBRID, INC.,
a New York corporation

By:
Name:
Title:

SPECTRUM CONTROL INC.,
a Delaware corporation

By:
Name:
Title:

SPECTRUM ENGINEERING INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

RF2M MICROELECTRONICS LTD.,
a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M MICROWAVE LTD.,
a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M LIMITED,
a limited company incorporated in England and Wales

By:
Name:
Title:

[Signature page to Perfection Certificate]

API TECHNOLOGIES (UK) LIMITED,
a limited company incorporated in England and Wales

By:
Name:
Title:

API ELECTRONICS GROUP CORP.

By:
Name:
Title:

API NANOTRONICS HOLDING CORP.

By:
Name:
Title:

API NANOTRONICS SUB, INC.

By:
Name:
Title:

EMCON EMANATION CONTROL LTD.

By:
Name:
Title:

EMCON2007 HOLDCO INC.

By:
Name:
Title:

[Signature page to Perfection Certificate]

FILTRAN LIMITED

By:
Name:
Title:

[Signature page to Perfection Certificate]

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

This SUPPLEMENT (this “Supplement”), dated as of             ,             , to the Perfection Certificate, dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties (collectively, jointly and severally, “Grantors” and each individually “Grantor”).

Reference is hereby made to (A) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL Credit Agreement”) by and among API Technologies Corp., as parent and borrower (“Parent”), the subsidiaries of Parent party thereto as “Borrowers” (collectively with Parent, “ABL Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “ABL Lender”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its separate capacities as administrative agent for each member of the Lender Group (as defined in the ABL Credit Agreement) and the Bank Product Providers (as defined in the ABL Credit Agreement), (ii) the US Security Agreement (as defined in the ABL Credit Agreement), (iii) the UK Security Agreement (as defined in the ABL Credit Agreement) and (iv) the Canadian Security Agreement (as defined in the ABL Credit Agreement) and (B) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplement or otherwise modified from time to time, the “Term Loan Agreement”) by and among Parent as Borrower (“Term Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Term Lender”), and Guggenheim Corporate Funding, LLC, in its separate capacities as administrative agent for each member of the Lender Group (as defined in the Term Loan Agreement) (in such capacity, together with its successors and assigns in such capacity, “Term Loan Agent”), (ii) the US Security Agreement (as defined in the Term Loan Agreement), and (iii) the Canadian Security Agreement (as defined in the Term Loan Agreement). The documents referred to in clauses (A)(ii) through (iv) and (B)(ii) through (iii) are collectively referred to herein as the “Security Agreements”. The ABL Agent and the Term Loan Agent are referred to herein collectively as the “Agents” and each as an “Agent”.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the ABL Credit Agreement or the Term Loan Agreement, as applicable. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the ABL Credit Agreement or the Term Loan Agreement, as applicable; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

WHEREAS, pursuant to Section 5.2 of the ABL Credit Agreement and Section 5.2 of the Term Loan Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of each Agent, for the benefit of each member of the Lender Group (as such term is defined in the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers;

The undersigned, an authorized officers of each Loan Party, having the title specified below his or her name, hereby certifies (in my capacity as an authorized officer of such Loan Party and not in his/her individual capacity) to each Agent and each of the other members of the Lender Group (as such term is defined in both the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers as follows as of the date hereof: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity;

Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, Schedule 3(b), “Bailees”, Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 9(a), “Equity Interests”, Schedule 9(b), “Organizational Chart” Schedule 10, “Instruments and Chattel Paper”, Schedule 11(a), “Copyrights, Patents and Trademarks”, Schedule 11(b), “Intellectual Property Licenses”, Schedule 12, “Commercial Tort Claims”, Schedule 13, “Deposit Accounts and Securities Accounts”, Schedule 14, “Letter-of-Credit Rights”, and Schedule 15, “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 9(a), Schedule 9(b), Schedule 10, Schedule 11(a), Schedule 11(b), Schedule 12, Schedule 13, Schedule 14, and Schedule 15 respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]

The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.

Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Supplement to Perfection Certificate as of the date first above written.

LOAN PARTIES:	API TECHNOLOGIES CORP., a Delaware corporation

By:
Name:
Title:

SENDEC CORP., a New York Corporation

By:
Name:
Title:

CMT FILTERS, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Pennsylvania corporation

By:
Name:
Title:

SPECTRUM CONTROL TECHNOLOGY, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SEI MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

SPECTRUM SENSORS AND CONTROLS, INC., a California corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., an Ohio corporation

By:
Name:
Title:

SPECTRUM FSY MICROWAVE, INC., a Maryland corporation

By:
Name:
Title:

SPECTRUM MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., a Pennsylvania corporation

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

API PASSIVE COMPONENTS INC., a Delaware corporation

By:
Name:
Title:

API SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

API CRYPTEK INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE, INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE USA, INC., a Delaware corporation

By:
Name:
Title:

API NANOFABRICATION AND RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

EMCON USA, INC., a Delaware corporation

By:
Name:
Title:

NATIONAL HYBRID, INC., a New York corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM ENGINEERING INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

RF2M MICROELECTRONICS LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

RF2M MICROWAVE LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

API TECHNOLOGIES (UK) LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

API ELECTRONICS GROUP CORP.

By:
Name:
Title:

API NANOTRONICS HOLDING CORP.

By:
Name:
Title:

API NANOTRONICS SUB, INC.

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

EMCON EMANATION CONTROL LTD.

By:
Name:
Title:

EMCON2007 HOLDCO INC.

By:
Name:
Title:

FILTRAN LIMITED

By:
Name:
Title:

[Signature Page to Supplement to Perfection Certificate]

Schedule C-1

Lender	Commitment
NZC Guggenheim Fund LLC	$15,000,000.00
Guggenheim Private Debt Fund Note Issuer LLC	$35,000,000.00
Wells Fargo Bank, National Association	$75,000,000.00
Tennenbaum Opportunities Partners V, LP	$15,000,000.00
Tennenbaum Opportunities Fund VI, LLC	$25,000,000.00
Total Commitment: $165,000,000.00

Execution Version

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of any the component definitions included in Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the account designated in writing by Agent to Borrower, as may be modified from time to time upon written notice to Borrower.

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Excess Cash Flow Percentage” means, with respect to any date of payment under Section 2.4(e)(vi), 75%; provided that so long as no Default or Event of Default is then in existence, if on the last day of the relevant measurement period, the Total Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period is (i)(a) less than 2.50:1.00 and (b) greater than or equal to 1.75:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 50%, (ii)(a) less than 1.75:1.00 and (b) greater than or equal to 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25%, and (iii) less than 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%

“Applicable Margin” means,

(x) effective from the Closing Date until (but excluding) the first anniversary of the Closing Date, a percentage per annum equal to in the case of any portion of the Term Loan maintained as (i) Base Rate Loans, 8.75% and (ii) LIBOR Rate Loans, 9.75%; and

(y) from and after the first anniversary of the Closing Date, a percentage per annum equal to in the case of any portion of the Term Loan maintained as (A) Base Rate Loans, 9.75% and (B) LIBOR Rate Loans, 10.75%.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-1 to the Disclosure Letter, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

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“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, ( b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which Borrower or any of its Subsidiaries is a party or bound or in which their employees participate or under which Borrower or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with Borrower or any of its Subsidiaries or other individuals providing services to Borrower or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).

“Canadian Collateral” means all “Collateral” as defined in the Canadian Security Agreement.

3

“Canadian Guarantors” means each wholly-owned Canadian Subsidiary of Borrower that is party to the Canadian Security Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Canadian Security Agreement in accordance with the terms and provisions thereof.

“Canadian Guaranty” means the guaranty of the Canadian Guarantors pursuant to Article II of the Canadian Security Agreement.

“Canadian Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Canadian Guarantors to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in Canada.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Borrower or any of its Subsidiaries which equity investment is made substantially contemporaneously with the making of the expenditure, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of Consolidated EBITDA for such period, (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates), and (f) expenditures to the extent financed with Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets which Borrower or such Subsidiary reinvests pursuant to Section 2.4(e)(ii).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

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“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) and any Subsidiary organized under the laws of the United States substantially all of the assets of which consist of Equity Interests in one or more CFCs.

“Change in Control” means that:

(a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;

(b) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Equity Interests of such Person entitled to vote for members of the

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Board of Directors of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors;

(d) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than issuances of Equity Interests to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Borrower and its Subsidiaries to the extent required under applicable law); or

(e) Vintage Capital Management fails to own and control, directly or indirectly, 25% of the Equity Interests of Borrower.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means February 6, 2013.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents (including, without limitation, all Canadian Collateral).

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

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“Commitment” means, with respect to each Lender, its Commitment, and with respect to all Lenders, their Commitments, as the context requires, in each case, in such Dollar amounts set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to, and in accordance with, the provisions of Sections 2.4 and 13.1 of the Agreement.

“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by:

(A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., commitment fees)) of Borrower and its Subsidiaries determined on a consolidated basis for such period,

(ii) provisions for taxes based on income, profits or capital (including federal, foreign, state, franchise, excise, withholding and similar taxes) for Borrower and its Subsidiaries determined on a consolidated basis for such period,

(iii) all depreciation and amortization expense of Borrower and its Subsidiaries determined on a consolidated basis for such period,

(iv) [intentionally omitted],

(v) the amount of all fees and expenses incurred in connection with any proposed or actual Permitted Acquisition, any proposed or actual issuance of debt or equity, any proposed or actual asset disposition or Investment permitted hereunder, or any proposed or actual amendment, modification or refinancing of

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any Indebtedness, in each case, during such period; provided, that the amount of fees and expenses incurred in connection with any proposed transaction that is not consummated shall not exceed $250,000 in any given year,

(vi) the amount of all other non-cash charges of Borrower and its Subsidiaries determined on a consolidated basis for such period for (a) goodwill write-offs and write-downs, (b) employee compensation plans, (c) purchase accounting adjustments, including, without limitation, a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules and (d) any extraordinary, unusual or nonrecurring losses, in each case, without duplication of any amounts pursuant to clauses (vii) and (viii) below,

(vii) cash restructuring charges (including severance) or reserves and business optimization expenses incurred during such period, including any restructuring costs and integration costs incurred in connection with any Permitted Acquisitions after the Closing Date; provided, that the aggregate amount of add backs made pursuant to this clause (vii) for any Test Period shall not exceed an amount equal to 7.5% of Consolidated EBITDA for such Test Period (determined on a pro forma basis during such period but before giving effect to any increase thereto pursuant to this clause (vii) or clause (viii) below),

(viii) unusual, extraordinary or non-recurring losses; provided that the aggregate amount of add backs made pursuant to this clause (vii) for any Test Period shall not exceed an amount equal to 2% of Consolidated EBITDA for such Test Period (determined on a pro forma basis during such period but before giving effect to any increase thereto pursuant to this clause (viii) or clause (vii) above),

(ix) expenses incurred or payments made during such period to the extent covered by contractual indemnification, reimbursement or refunding provisions in favor of Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, and to the extent actually paid, reimbursed, credited or refunded in cash during such period by a third party other than Borrower or any Subsidiary,

(x) Insurance Loss Addbacks,

(xi) fees, costs and expenses paid in cash in connection with the repayment or prepayment of the Term Loan or any other Indebtedness, including the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness,

(xii) any foreign currency translation or transaction losses (including losses related to currency remeasurement of Indebtedness),

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(xiii) a one-time loss in connection with any Loan Party’s obligations directly relating to the matter specified in paragraph 1 of Schedule 4.6(b) to the Disclosure Letter in an amount not to exceed $500,000, and

(B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period):

(i) the amount of all cash payments or cash charges made (or incurred) by Borrower or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding subclause (A)(vi) in a previous period and

(ii) Insurance Loss Deductions.

For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with such proviso. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period, Consolidated EBITDA shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Net Working Capital as of the beginning of such period exceeds (or is less than) Net Working Capital as of the end of such period.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally

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proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the U.S. Security Agreement.

“Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than (i) cash and Cash Equivalents and (ii) deferred income taxes) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than (i) the current portion of any Funded Indebtedness, including, the Term Loan, any obligations under the Revolving Credit Agreement, (ii) deferred income taxes, and (iii) deferred revenue) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code, any Canadian Insolvency Laws and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute), rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief Applicable Laws of the United States, Canada or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Declined Payment” has the meaning specified therefor in Section 2.2.

“Declining Payment Lender” has the meaning specified therefor in Section 2.2.

“Declined Proceeds” has the meaning specified therefor in Section 2.4(g).

“Declining Proceeds Lender” has the meaning specified therefor in Section 2.4(g).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

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“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by Borrower to Agent pursuant to the Agreement, as may be updated from time to time in accordance with the terms of the Agreement or the other Loan Documents.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided, that, notwithstanding the foregoing, the Series A Mandatorily Redeemable Preferred Stock shall not constitute Disqualified Equity Interests.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, other than (i) any such Subsidiary substantially all of the assets of which consist of stock of one or more Subsidiaries that are CFCs or (ii) any such Subsidiary that is owned by a Subsidiary that is a CFC.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Eligible Transferee” means (a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds

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and lease financing companies; and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided, that no Sponsor Affiliated Entity shall qualify as an Eligible Transferee.

“Environmental Action” means any written complaint, summons, citation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of, or exposure to, Hazardous Materials.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of Hazardous Materials in the indoor working environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien recorded by any Governmental Authority to secure payment or performance of Remedial Actions arising from Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and any options or warrants with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

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“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess” has the meaning specified therefor in Section 2.19 of the Agreement.

“Excess Availability” has the meaning specified in the Revolving Credit Agreement.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP an amount (if positive) equal to:

(a) the sum of (i) the Consolidated EBITDA and (ii) the Consolidated Working Capital Adjustment (which may be negative) for such fiscal period, minus

(b) the sum of:

(i) the cash portion of Interest Expense paid during such fiscal period,

(ii) the cash portion of tax expense paid during such period,

(iii) all scheduled principal payments made in respect of Funded Indebtedness, including the Term Loan during such period, (iv) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,

(iv) the aggregate amount of all cash payments made in respect of all (A) Permitted Acquisitions or (B) Permitted Investments, in the case of clause (A) and clause (B), consummated during such period or payable within 100 days of the end of such period (to the extent that such amounts were not deducted in calculating Excess Cash Flow in any prior period and will not be deducted in calculating Excess Cash Flow in any subsequent period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness),

(v) to the extent included in determining Consolidated EBITDA for such period, cash payments made during such period in respect of earn-out obligations, and

(vi) the aggregate amount of all other cash items added back to Borrower’s Consolidated Net Income in determining Consolidated EBITDA in respect of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

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“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed (A) by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office or applicable lending office is located or (B) otherwise as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.1(b) of the Agreement, (iii) any U.S. withholding taxes imposed under FATCA, and (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change after such time in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of June 27, 2011, among Borrower, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended, supplemented or otherwise modified prior to the date hereof.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (and not consisting of proceeds described in Section 2.4(a)(ii) of the Agreement), and (b) if an Event of Default has occurred and is continuing, any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries), and (iii) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official interpretations thereof.

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“Fee Letter” means that any fee letter(s), dated as of even date with the Agreement, among Borrower and Agent, in form and substance reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Flow of Funds Agreement” means a disbursement letter, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

“Foreign Lender” means any Lender that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrower, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Borrower or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Term Loan, the revolving loans outstanding under the Revolving Credit Agreement (calculated on a daily average basis for such period) and the amount of their Capitalized Lease Obligations.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person (including with respect to any Canadian Guarantor, its shareholder agreements).

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantors” means each U.S. Guarantor and each Canadian Guarantor as the context requires.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” has the meaning specified for such term in the Revolving Credit Agreement.

“Immaterial Subsidiaries” means the Subsidiaries listed on Schedule I-1 to the Disclosure Letter and “Immaterial Subsidiary” means any one of them.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Disqualified Equity Interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

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“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Ineligible Institution” means the Persons identified in writing to Agent by Borrower on or prior to the Closing Date, which list of Persons is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, any other Debtor Relief Law or under any other national, state, provincial or federal bankruptcy or insolvency law or equivalent laws in any other jurisdictions, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, composition, re-adjustment or other similar relief under any Debtor Relief Laws or otherwise, and including for any analogous insolvency proceedings under any applicable law (including any Canadian Insolvency Law) or for the appointment of a receiver interim receiver, receiver and manager, custodian, sequestrator, administrator, monitor or liquidator or a similar officer of either of them or of any or all of their assets or any application for a plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors.

“Insurance Loss Addback” means, with respect to any period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by Borrower or one of its Subsidiaries in a subsequent period and within one year of the date of the underlying loss.

“Insurance Loss Deduction” means, with respect to any period, the amount of any Insurance Loss Addback included in determining Consolidated EBITDA for a prior period in the event that either (a) any insurance or indemnity recovery related to such Insurance Loss Addback is actually and finally denied by the applicable insurer or indemnifying party during such period, or (b) one year has elapsed from the date of the underlying loss without the receipt of an actual insurance or indemnity recovery.

“Intercompany Note” means an intercompany note, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries, the form and substance of which is reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Note Endorsement” means an endorsement to the Intercompany Note, executed and delivered by each Loan Party, the form and substance of which is reasonably satisfactory to Agent.

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“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith between Agent and the Revolving Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Interest Expense for such period payable in cash during such period (excluding net payments received in such period in connection with any interest rate Hedge Agreement).

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter or, if agreed to by all Lenders, 6, 9 or 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6, 9, or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

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“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 2.19 or 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Default Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Base Rate Loans (inclusive of the Applicable Margin).

“Lender Group” means each of the Lenders, Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses

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incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Leverage Ratio” means, as of any date of determination the result of (a) Funded Indebtedness as of such date, to (b) Consolidated EBITDA of Borrower for the Test Period most recently ended on or prior to such date.

“LIBOR Base Rate” means the rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate determined by Agent pursuant to the following formula:

Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than 1.25%.

“LIBOR Rate Loan” means each portion of a Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such

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day applicable to member banks under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR Rate Loans (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, deed of trust, debenture, pledge, hypothecation, collateral assignment, charge (whether fixed or floating), deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the Term Loan made (or to be made) hereunder.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the U.S. Security Agreement, the Canadian Security Agreement, the Intercompany Subordination Agreement, the Intercompany Note, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means Borrower and each Guarantor.

“Margin Stock” has the meaning specified therefor in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral or (d) Borrower and its Subsidiaries cease to be an approved vendor under Department of Defense contracts.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $10,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

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“Maturity Date” means February 6, 2018.

“Maximum Revolver Amount” has the meaning specified in the Revolving Credit Agreement.

“Moody’s” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent or otherwise subject to a perfected first priority lien (subject only to Permitted Liens) in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration)

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by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, the excess (or deficit) of Current Assets over Current Liabilities.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Obligations” means all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loan, (ii) interest accrued on the Term Loan, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, (v) applicable Prepayment Premiums and (vi) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the U.S. Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition, following the first anniversary of the Closing Date, so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the Test Period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the Test Period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrower shall have Excess Availability in an amount equal to or greater than (i) $20,000,000 or (ii) 33% of the Maximum Revolver Amount immediately after giving effect to the consummation of the proposed Acquisition,

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(f) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrower has provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related or incidental thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada,

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b) sales of Inventory to buyers in the ordinary course of business,

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(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Subsidiary of Borrower to a Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,

(o) dispositions of assets acquired by Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

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(p) sales or dispositions outside of the ordinary course of business made from the Closing Date through the first anniversary of the Closing Date, so long as (i) no Event of Default has occurred and is continuing, (ii) after giving pro forma effect to such sale of disposition, Borrower has Consolidated EBITDA for the Test Period immediately preceding such sale of disposition of not less than $20,000,000, (iii) 80% of the consideration received for such sale or disposition is (A) in cash (which, for the avoidance of doubt, will not include any Earn-Outs, deferred purchase price or any seller’s note) and (B) equal to the fair market value of the assets sold or disposed of, (iv) subject to the Intercreditor Agreement, the Net Cash Proceeds of such sale or disposition are applied to prepay the Term Loan and (v) notwithstanding the foregoing, Borrower and its Subsidiaries shall not be permitted to sell or dispose of the systems, subsystems and components line of business,

(q) sales or dispositions outside of the ordinary course of business made from the first anniversary of the Closing Date through the Maturity Date, so long as (i) no Event of Default has occurred and is continuing, (ii) after giving pro forma effect to such sale of disposition, Borrower has Consolidated EBITDA for the Test Period immediately preceding such sale of disposition of not less than $20,000,000, (iii) 80% of the consideration received for such sale or disposition is (A) in cash (which, for the avoidance of doubt, will not include any Earn-Outs, deferred purchase price or any seller’s note) and (B) equal to the fair market value of the assets sold or disposed of, (iv) sales and dispositions pursuant to this clause (q) shall not exceed $5,000,000 per fiscal year or $10,000,000 in the aggregate when combined with all sales and dispositions made pursuant to this clause (q) through the Maturity Date, (v) subject to the Intercreditor Agreement, the Net Cash Proceeds of such sale or disposition are applied to prepay the Term Loan and (vi) notwithstanding the foregoing, Borrower and its Subsidiaries shall not be permitted to sell or dispose of the systems, subsystems and components line of business,

(r) Spectrum Control, Inc. shall be permitted to dispose of its Real Property located in Palm Bay, Florida, and

(s) Borrower or any of its Subsidiaries may enter into Sale Leasebacks; provided that (i) any such Sale Leasebacks shall not in the aggregate exceed $10,000,000 at any time, (ii) the amount of such Sale Leaseback shall not exceed 100% of the most recent appraised value of the real property subject to such Sale Leaseback and (iii) Agent shall have consented to such Sale Leaseback in writing (such consent not to be unreasonably withheld).

“Permitted Holder” means Vintage Capital Management and any Sponsor Affiliated Entity.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Disclosure Letter and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

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(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, in each case as described on Schedule P-3 to the Disclosure Letter (as such schedule may be updated in writing from time to time in accordance herewith); (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that (A) the Person that is obligated under such guaranty could have incurred such underlying Indebtedness and (B) such guarantees constitute Permitted Intercompany Advances,

(f) unsecured Indebtedness of Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and (vii) all Indebtedness incurred pursuant to this clause (f) shall not exceed $5,000,000,

(g) Acquired Indebtedness in an amount not to exceed (i) $5,000,000 minus (ii) the amount of Indebtedness under clause (c) above, in each case, outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds in each case as described on Schedule P-3 to the Disclosure Letter (as such Schedule may be updated in writing from time to time in accordance herewith),

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

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(l) [intentionally omitted],

(m) [intentionally omitted],

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o) Indebtedness composing Permitted Investments,

(p) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(q) unsecured Indebtedness of Borrower owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Borrower of the Equity Interests of Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(r) unsecured Indebtedness of Borrower or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent; provided, that all Indebtedness incurred pursuant to this clause (r) shall not exceed $2,500,000,

(s) [intentionally omitted],

(t) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(u) subject to the terms and conditions of the Intercreditor Agreement, Indebtedness under the Revolving Credit Agreement and any Refinancing Indebtedness in respect of such Indebtedness; provided, that such Indebtedness shall not exceed the ABL Cap (as defined in the Intercreditor Agreement),

(v) unsecured Indebtedness of Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as under this Agreement in an aggregate amount not to exceed $2,500,000,

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(w) Indebtedness comprising deferred compensation, severance, pension, health and retirement benefits or the equivalent thereof to current and former employees of Borrower and its Subsidiaries,

(x) Indebtedness incurred in connection with Sale Leasebacks permitted under this Agreement, and

(y) any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000 at any one time.

“Permitted Intercompany Advances” means loans, guaranties or other Investments (other than Permitted RF2M UK Intercompany Loans) made by (a) a Loan Party to another U.S. Loan Party (other than a Canadian Guarantor), (b) from a Canadian Guarantor to another Canadian Guarantor, (c) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (d) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (e) a Canadian Guarantor to a U.S. Loan Party, (f) a U.S. Loan Party to a Canadian Guarantor in a net aggregate amount not to exceed $5,000,000 at any one time outstanding, and (g) a Loan Party to a Subsidiary of Parent that is not a Loan Party so long as (1) the net aggregate amount of all such loans, guaranties and Investments incurred after the Closing Date under this clause (g) does not exceed the sum of (i) $5,000,000 at any one time outstanding plus (ii) in the case of Investments by a U.S. Loan Party, the aggregate amount of any returns on Investments in a Subsidiary that is not a U.S. Loan Party received by the U.S. Loan Parties following the Closing Date, (2) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (3) immediately after giving effect to such loans, guaranties or other Investments, Excess Availability is equal to or greater than $15,000,000.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Disclosure Letter, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

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(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $2,500,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Borrower),

(m) Investments resulting from entering into (i) Bank Product Agreements (as such term is defined in the Revolving Credit Agreement), or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) at any time that RF2M is a Wholly-Owned Subsidiary, Permitted RF2M UK Intercompany Loans,

(q) promissory notes and other non-cash consideration received by Borrower or a Subsidiary in connection with dispositions permitted by Section 6.4,

(r) the acquisition of shares of API Nanotronics Sub, Inc. in exchange for Equity Interests of Borrower,

(s) Investments by Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of their respective Subsidiaries, and

(t) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $2,500,000 during the term of the Agreement.

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“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Disclosure Letter; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Disclosure Letter shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof and (iii) the aggregate amount of Liens and interests under this clause (f) does not exceed $5,000,000 at any time outstanding,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance and social security benefits,

(i) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

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(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts or Securities Accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets or proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets,

(q) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) Liens in favor of the Revolving Agent, provided, however, that such Liens in favor of the Revolving Agent with respect to the First Priority Term Loan Collateral are junior and subordinate to the Liens on the First Priority Term Loan Collateral granted by Borrower and Guarantors in favor of Agent as set forth in the Intercreditor Agreement,

(t) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignments entered into in the ordinary course of business or any other UCC financing statement filing under Section 9-505 of the UCC,

(u) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements,

(v) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection,

(w) Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness permitted to be incurred by such Subsidiaries, and

(x) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

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“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 45 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Permitted RF2M UK Intercompany Loans” means one or more intercompany loans made by Parent and/or one or more of its Subsidiaries (other than RF2M or its Subsidiaries) to RF2M or API Technologies (UK) Limited in an aggregate principal amount not to exceed (a) from the Closing Date until the tenth day following the Closing Date, $35,500,000 and (b) at all times thereafter, $30,500,000.

“Person” means individuals, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests in the Collateral.

“Prepayment Premium” means:

(a) with respect to prepayments pursuant to Section 2.4(d) and Section 2.4(e)(i) of the Agreement:

(i) from and after the Closing Date through the first anniversary of the Closing Date, 2.0% of the Term Loan Amount prepaid;

(ii) after the first anniversary of the Closing Date through the date that is the third anniversary of the Closing Date, an amount equal to (x) the excess of (1) the present value at such time of (A) the principal amount of the Term Loan prepaid plus (B) all required interest payments due on such Term Loan through the third anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Term Loan plus 12.0% of the Term Loan Amount prepaid;

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(iii) after the third anniversary of the Closing Date through the fourth anniversary of the Closing Date, 12.0% of the Term Loan Amount prepaid; and

(iv) after the fourth anniversary of the Closing Date, 0% of the Term Loan Amount prepaid.

(b) with respect to prepayments pursuant to Section 2.4(e)(ii) (excluding prepayments resulting from casualty losses or condemnations) and Section 2.4(e)(iv) of the Agreement:

(i) from and after the Closing Date through the first anniversary of the Closing Date, 0% of the Term Loan Amount prepaid;

(ii) after the first anniversary of the Closing Date through the fourth anniversary of the Closing Date, 12.0% of the Term Loan Amount prepaid; and

(iii) after the fourth anniversary of the Closing Date, 0% of the Term Loan Amount prepaid.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination the percentage obtained by dividing (i) the Commitment of such Lender by (ii) the Commitments of all Lenders.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Borrower or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or one of its Subsidiaries and the improvements thereto.

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“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Disclosure Letter and (b) any Real Property hereafter acquired by Borrower or one of its Subsidiaries with a fair market value in excess of $500,000.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

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“Replacement Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16(a) of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.

“Revolving Agent” means Wells Fargo, in its individual capacity and together with its permitted successors and assigns and any successor agent in such capacity under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of even date with the Agreement, by and among Borrower, certain other subsidiaries of Borrower, the lenders party thereto from time to time and the Revolving Agent, as may be amended, restated, supplemented or otherwise modified from time to time, and any and all agreements, documents, instruments and certificates executed in connection therewith

“RF2M” means RF2M Microelectronics Ltd., a company organized under the laws of England and Wales.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“Sale Leaseback” means any transactions or series of related transactions pursuant to which Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any real property whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series A Mandatorily Redeemable Preferred Stock” means the Series A Mandatorily Redeemable Preferred Stock of Borrower outstanding on the date of the Agreement.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor Affiliated Entity” means Vintage Capital Management or any of its Affiliates (other than Loan Parties or their Subsidiaries) and other than operating portfolio companies of Vintage Capital Management and its Affiliates.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

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“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan Amount” means $165,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Test Period” means each period of four consecutive fiscal quarters of Borrower then last ended in respect of which financial statements for each fiscal quarter or fiscal year were required to be delivered pursuant to Schedule 5.1 to the Agreement, in each case taken as one accounting period; provided that in the case of determinations of Consolidated EBITDA, the Leverage Ratio and the Interest Coverage Ratio pursuant to this Agreement, if the respective Test Period includes:

(i) the Fiscal Quarter of Borrower ended February 29, 2012, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $10,827,685;

(ii) the Fiscal Quarter of Borrower ended May 31, 2012, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $11,206,557;

(iii) the Fiscal Quarter of Borrower ended August 31, 2012, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $9,347,952; or

(iv) the Fiscal Quarter of Borrower ended November 30, 2012, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $8,253,537;

provided, further, that additional adjustments may be made on a pro forma basis to the amounts specified above to the extent provided herein, and adjustments may be made on a pro forma basis to the determinations of Consolidated EBITDA, the Leverage Ratio and the Interest Coverage Ratio for the months ended December 31, 2012 and January 31, 2013 as may be agreed between Agent and Borrower.

“Trademark Security Agreement” has the meaning specified therefor in the U.S. Security Agreement.

“Treasury Rate” means, as of any date of voluntary or mandatory prepayment of the Term Loan, the yield to maturity as of such prepayment date of United States Treasury

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securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the third anniversary of the Closing Date; provided, however, that if the period from the redemption date to the third anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“TTM EBITDA” means, as of any date of determination, Consolidated EBITDA of Borrower, for the Test Period most recently ended on or prior to such date.

“United States” means the United States of America.

“U.S. Guarantor” means (a) each Domestic Subsidiary of Borrower that is not an Immaterial Subsidiary and (b) each other Domestic Subsidiary that becomes a guarantor after the Closing Date pursuant to Section 5.11 or Section 5.12 of the Agreement.

“U.S. Loan Party” means Borrower and each U.S. Guarantor.

“U.S. Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the U.S. Guarantors to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Vintage Capital Management” means Vintage Capital Management, LLC and its Affiliates.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a non-U.S. Subsidiary of Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Borrower and its Subsidiaries under applicable law).

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Schedule 3.1

The obligation of each Lender to make its portion of the Term Loan as provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such Term Loan by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) the Agreement,

(ii) the Copyright Security Agreement,

(iii) the Disclosure Letter to Canadian Guarantee and Security Agreement,

(iv) the Disclosure Letter to Credit Agreement,

(v) the Funds Flow Agreement attaching funds flow,

(vi) the Fee Letter,

(vii) the GSA Disclosure Letter (as defined in the US Security Agreement),

(viii) the Intercreditor Agreement,

(ix) the Intercompany Note and related Intercompany Note Endorsement,

(x) the Intercompany Subordination Agreement,

(xi) a Perfection Certificate,

(xii) the Patent Security Agreement,

(xiii) the US Security Agreement,

(xiv) the Trademark Security Agreement,

(xv) the Canadian Guarantee and Security Agreement,

(xvi) the Intellectual Property Security Agreement (as defined in the Canadian Guarantee and Security Agreement),

(xvii) a letter, in form and substance satisfactory to Agent, from the administrative agent of the lenders under the Existing Credit Facility (the “Existing Agent”) to Agent respecting the amount necessary to repay in full all of the obligations of the Loan Parties owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of the Loan Parties, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of the Loan Parties;

(b) Agent shall have received a certificate from the Secretary or other authorized officer of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(c) Agent shall have received a solvency certificate from the Chief Financial Officer of the Borrower, in form and substance satisfactory to Agent, certifying to solvency as required pursuant to the Agreement;

(d) Agent shall have received the closing certificate from an officer of Borrower, in form and substance satisfactory to Agent;

(e) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or other authorized officer of such Loan Party;

(f) Agent shall have received a certificate of status or similar certificate with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g) To the extent applicable, Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(i) Agent shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent in each of the following jurisdictions: Delaware; New York; Pennsylvania; Ohio; California; and Maryland;

(j) Agent shall have received an opinion of the Loan Parties’ Canadian counsel in form and substance satisfactory to Agent;

(k) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of the Loan Parties’ books and records and verification of the Loan Parties’ representations and warranties to Lender Group, (ii) a review of the Loan Parties’ material agreements, in each case, the results of which shall be satisfactory to Agent and (iii) a review of the Loan Parties’ model and projections;

(l) Subject to the Intercreditor Agreement, Agent shall have received the Equity Interests constituting Collateral to the extent represented by a certificate;

(m) Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(n) The Loan Parties shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(o) Agent shall have received a phase-I environmental report with respect to each parcel composing the Real Property Collateral; the environmental consultants retained for such reports or surveys, the scope of the reports, and the results thereof shall be acceptable to Agent;

(p) The Loan Parties shall have received all US and Canadian governmental and third party approvals (including shareholder approvals, landlords’ consents, and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with the execution and delivery of the Loan Documents or with the transactions contemplated by the Loan Documents;

(q) Each Lender has received final credit approval for the Term Loan;

(r) The representations and warranties of the Loan Parties contained in the Agreement or in each of the other Loan Document are true and correct as of the Closing Date;

(s) No default or event of default under the Loan Documents shall have occurred or shall result from the making of Term Loan by the Lenders; and

(t) All other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each month during each of Borrower’s fiscal years,	(a) an unaudited consolidated and consolidating balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period.

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each quarter during each of Borrower’s fiscal years,

(b) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion with, and analysis of results from, management, and

(c) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Interest Coverage Ratio, Leverage Ratio and Capital Expenditures.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(d) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(e) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Interest Coverage Ratio, Leverage Ratio and Capital Expenditures.

as soon as available, but in any event within 30 days after the start of each of Borrower’s fiscal years,	(f) copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower,

(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Borrower with the SEC, and

(i) any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly, but in any event within 5 days after Borrower has knowledge thereof,	(k) notice of a failure of, or any other negative feedback as a result of, an audit of Borrower or any of its Subsidiaries performed by any Governmental Authority or other third party, or a failure to obtain or retain any necessary security clearance by Borrower or any of its Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	(l) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

promptly, but in any event within 10 Business Days after filing or payment (as applicable) thereof,	(n) all federal and all other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them and proof of payment of all federal and all other material taxes.

Schedule 5.17

1.	Within 1 day of the Closing Date, Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent.

2.	Within 30 days of the Closing Date, the Borrower shall provide, or cause its applicable Subsidiary, to provide Agent with share certificates and stock transfer powers reasonably acceptable to Agent in respect of any shares in API Electronics Group Corp. or API Nanotronics Sub, Inc. which are owned by a Loan Party and which were uncertificated as of the Closing Date or were otherwise not delivered to Agent on the Closing Date.

3.	Within 1 day of the Closing Date, Agent shall have received, in form and substance satisfactory to Agent, duly executed and delivered, and in full force and effect a deed of release in relation to charge dated December 16, 2011 granted by RF2M Microwave Limited in favor of Lockman Electronic, together with evidence satisfactory to the Agent that any outstanding indebtedness owed by RF2M Microwave Limited to Lockman Electronic Holdings Limited has been repaid in full.

4.	Subject to the Intercreditor Agreement, the Loan Parties shall use commercially reasonable efforts to deliver executed Collateral Access Agreements, in form and substance reasonably satisfactory to Agent, as required under the terms of the Loan Documents, within 60 days following the Closing Date; provided, however, such obligation may be met by delivering Collateral Access Agreements in favor of ABL Agent so long as (i) the Loan Parties have used commercially reasonable efforts to obtain Collateral Access Agreements which include Agent as a party thereto and (ii) as soon as practicable following any termination of the ABL Credit Agreement, the Loan Parties will amend the Collateral Access Agreements to be in favor of Agent.

5.	Subject to the Intercreditor Agreement, the Loan Parties shall deliver to Agent Control Agreements, as required under the terms of the Loan Documents with respect to their Securities Accounts and Deposit Accounts in the United States, within 60 days following the Closing Date; provided, however, such obligation may be met by delivering Control Agreements in favor of ABL Agent so long as (i) each Loan Party, as applicable, has used commercially reasonable efforts to obtain Control Agreements which include Agent as a party thereto and (ii) as soon as practicable following any termination of the ABL Credit Agreement, each Loan Party, as applicable, will amend the Control Agreements to be in favor of Agent.

6.	Within 60 days of the Closing Date (or such longer period as Agent may approve in its sole discretion), the Loan Parties shall deliver or cause to be delivered the following with respect to each property that constitutes Real Property Collateral (each a “Mortgaged Property”), in each case in form and substance reasonably acceptable to Agent:

a.	fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Mortgaged Property;

b.	an opinion of counsel (which counsel shall be satisfactory to Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may request;

c.	(A) a Title Policy with respect to each Mortgaged Property, in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein and insuring that Agent has a first-priority mortgage lien on each Mortgaged Property together with such endorsements as Agent shall require, and (B) evidence satisfactory to Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

d.	(A) a completed “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency (a “Flood Certificate”) with respect to each Mortgaged Property, which Flood Certificate shall be addressed to Agent and otherwise comply with the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time (the “Flood Program”); (B) if the Flood Certificate states that such Mortgaged Property is located in any areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time (a “Flood Zone”), Borrower’s written acknowledgment of receipt of written notification from Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

e.	Existing ALTA surveys and applicable “survey affidavits of no change” in a form acceptable to the issuing title company (or, if there is no existing ALTA survey, then an ALTA survey satisfactory to Agent) for all Mortgaged Properties, certified to Agent, together with owner’s affidavits with respect to all Mortgaged Properties; provided, that the foregoing affidavits shall only be required with respect to a Mortgaged Property to the extent necessary to remove the survey exception from the title policy for such Mortgaged Property.